Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3/A of our report dated March 30, 2017 relating to the financial statements of Nomad Foods Europe Holdings Limited (previously Iglo Foods Holdings Limited) and its subsidiaries (Predecessor), which appears in Nomad Foods Limited’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016. We also consent to the reference to us under the heading “Experts – Predecessor and Successor” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

March 30, 2017